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                                                                     Exhibit 4.2


THIS NON-NEGOTIABLE SUBORDINATED CONVERTIBLE PROMISSORY NOTE (THIS "NOTE") AND THE INDEBTEDNESS EVIDENCED HEREBY, AND THE EXERCISE OF RIGHTS AND REMEDIES HEREUNDER, ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF MARCH 17, 2000, BY AND BETWEEN ING (U.S.) CAPITAL LLC (SUCCESSOR BY MERGER TO ING (U.S.) CAPITAL CORPORATION) AS AGENT, NUON INTERNATIONAL, B.V., AND NORTH COAST ENERGY, INC.

THIS NON-NEGOTIABLE SUBORDINATED CONVERTIBLE PROMISSORY NOTE (THIS "NOTE") HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE OR UNLESS THE HOLDER ESTABLISHES TO THE SATISFACTION OF THE MAKER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

             NON-NEGOTIABLE SUBORDINATED CONVERTIBLE PROMISSORY NOTE

U.S. $24,000,000
                                                                  March 17, 2000

         FOR VALUE RECEIVED, the undersigned, NORTH COAST ENERGY, INC., a Delaware corporation (hereinafter "Maker"), hereby promises to pay to the order of NUON INTERNATIONAL PROJECTS, B.V., (hereinafter called the "Holder") whose address is Utrechtseweg 68, 6812 AH Arnhem, The Netherlands, the principal sum of Twenty-Four Million Dollars ($24,000,000), in lawful money of the United States of America, as hereinafter provided.

         1.       INTEREST.

                  (a) Interest hereunder shall accrue on the unpaid principal balance of this Note beginning on the date hereof, and continuing thereafter until the Stated Maturity (as defined below). All accrued and unpaid interest shall be paid by the Maker to Holder semiannually on each [August 31] and [February 28] beginning on [August 31, 2000] until the principal balance due under this Note is paid in full. If the principal balance of this Note is converted pursuant to Section 7 hereof or prepaid pursuant to Section 2 hereof, all accrued and unpaid interest shall be paid by the Maker to Holder on the date of such conversion or prepayment. The interest rate payable on the principal amount of this Note from time to time outstanding shall be the then Applicable LIBOR Rate as determined on each Interest Determination Date.

                  (b) Interest on the unpaid principal balance shall be computed on a daily basis of 1/360th of the annual rate.

         2. PAYMENT TERMS. Subject to the rights of acceleration and conversion set forth herein, the entire principal balance hereof in the amount of Twenty Four Million Dollars



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($24,000,000), plus all accrued and unpaid interest thereon, shall be payable in a single balloon payment by Maker to the Holder on [February 28, 2015] ("Stated Maturity"). Upon the occurrence of an Event of Default (as defined below), the Holder may, at its option, declare the outstanding principal balance of this Note (and interest, if any) to be immediately due and payable, together with all costs and fees, including reasonable attorneys' fees incurred by the Holder in collecting or enforcement thereof. At any time upon ten (10) days prior written notice to the Holder (but without limiting, modifying or abrogating the Holder's conversion rights set forth in Section 7 hereof), this Note may be prepaid by Maker in whole or in part without penalty or premium. Any such permitted prepayment under this Note shall be applied first to accrued and unpaid interest on the principal balance outstanding and then to principal.

         3. DEFINITIONS. As used herein, the following capitalized terms shall have the following meanings:

         (a) "Applicable LIBOR Rate" means the LIBOR Rate PLUS 2.30% per annum.

         (b) "Business Day" shall mean any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

         (c) "Event of Default" means the occurrence of any of the following events (i) failure to pay when due any principal or interest on this Note, or any other sum due hereunder, within five (5) days after the same becomes due;
(ii) upon a breach or default of any covenant of Maker set forth in this Note;
(iii) Maker becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors, or if a trustee or receiver is appointed for Maker or for the major part of its property and is not discharged within sixty (60) days after such appointment; (iv) bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar laws for the relief of debtors, are instituted by or against Maker and, if instituted against Maker, are consented to or are not dismissed within sixty
(60) days after such institution or (v) an Event of Default shall have occurred under that certain Credit Agreement, dated as of February 9, 1998, by and between ING (U.S.) Capital LLC, successor in interest by merger to ING (U.S.) Capital Corporation, as Agent and Lender ("ING"), and the Maker, which Event of Default has not been waived in writing by ING within ten (10) days after the occurrence thereof.

         (d) "LIBOR Rate" means the per annum interest rate equal to the average for the applicable day (rounded upward, if necessary, to the nearest next 1/100 of 1%) of those LIBOR (6 month) rates quoted on the REUTERS SCREEN "LIBOR" page on each September 1 and March 1, as applicable, or the next succeeding Business Day if such rates are not quoted by REUTERS on such date (each an "Interest Determination Date"). If such rate is not available, the LIBOR Rate for purposes of this Note shall be a rate of interest per annum agreed to by the Maker and Holder. The Libor Rate from the date of this Note to the initial Interest Determination Date shall be the per annum interest rate equal to the average (rounded upward if necessary, to the nearest next 1/100 of 1%) of those LIBOR (6 month) rates quoted on the REUTERS SCREEN "LIBOR" page on the date of this Note.




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         4. PAYMENTS. All payments hereunder will be made to the address noted
herein for the Holder, or such other address designated by the Holder for such payments, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, upon presentation hereof for notation of each payment or upon surrender hereof.

         5. JUNIOR LIEN. Maker agrees that its obligations to the Holder under this Note may, at the election of the Holder at any time, be secured by a lien on any or all of the assets of Peake Energy, Inc., which lien shall be subordinated to the liens of ING (other than wells and other property interests that are subject to any Section 29 Tax Credit Agreement with BBD Gas LLC). Maker agrees that if Holder so elects, Maker will execute and deliver such documents, and otherwise take such other action and execute such assignments or other instruments or documents, each as Holder may reasonably request, to evidence, perfect or record such junior liens on the assets of Peake Energy, Inc.

         6. INTEREST RATE LIMITATION. Nothing herein contained, nor any transaction related thereto, shall be construed or so operate as to require Maker to pay interest at a greater rate than is now lawful or in such case to contract for, or to make any payment, or to do any act contrary to applicable law. Should any interest or other charges paid by Maker, or parties liable for the payment of this Note, in connection with the indebtedness evidenced by this Note or any other document delivered in connection with this Note, result in the computation or earning of interest in excess of the maximum legal rate of interest that is legally permitted under applicable law, then any and all such excess shall be, and the same hereby is, waived by the Holder, and any and all such excess shall be automatically credited against and in reduction of the balance due under this Note, and the portion of said excess that exceeds the balance due under this Note shall be paid by the Holder to Maker.

         7. CONVERSION RIGHT. The Holder hereof, subject to the provisions hereinafter set forth, has the right (the "Conversion Right"), exercisable at any time after the date hereof, to convert any portion up to an aggregate maximum of $24,000,000 of the principal amount of this Note remaining unpaid into shares of Maker's Common Stock, par value $0.01 per share (the "Common Shares"), at the price of Two and 50/100 Dollars ($2.50) per Common Share (the "Conversion Price Per Share"). This Note may be converted by the Holder hereof, subject to the conditions set forth herein, upon (x) surrender of this Note, properly endorsed or (y) if this Note has been lost, misplaced or destroyed, then upon delivery of the Holder to Maker of an affidavit containing a statement to that effect, in form reasonable acceptable to Maker, [and, in either case, before 5:00 p.m. EST time on February 28, 2015,] at the principal office of Maker in Twinsburg, Ohio, or at such other office or agency in the Continental United States as Maker may designate (such surrender is hereinafter referred to as the "Conversion of this Note").

                  (a) SHARE CERTIFICATES. After proper notice has been given, and subject to and conditioned upon approval by the holders of a majority of the outstanding common stock of Maker of the conversion of this Note and the issuance of common stock of the Maker in accordance with applicable law, stock exchange rules and its certificate of incorporation and by-laws, then upon surrender of this Note, properly endorsed, by the Holder (or the certificate referred to above, if this Note has been lost, misplaced or destroyed), together with payment of any applicable taxes, the




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Holder shall be entitled to receive, as soon as practicable after conversion of this Note, a share certificate or certificates for the number of duly authorized and validly issued, fully paid and nonassessable Common Shares into which this Note has been converted at the Conversion Price Per Share, registered in the Holder's name.

                  (b) NEW NOTE. Should this Note be converted, the Holder shall be entitled to receive a new Note for the principal amount in respect of which this Note shall not have been converted. Any such new Note shall be identical to this Note, except as to the principal amount thereof, and except that such new Note shall have an adjusted conversion right to reflect the maximum principal amount of this Note, if any, that may be converted into Common Shares pursuant to the limitations set forth in this Section 7.

                  (c) DISCLOSURE. Upon receipt of the notice of the Holder's intent to convert this Note, Maker, prior to such conversion, will give to the Holder copies of Maker's most recent (i) Annual Report to its Stockholders, (ii) Report on Form 10-K and any Forms 8-K and 10-Q filed subsequent thereto, (iii) Proxy Statement to stockholders, and (iv) such other information concerning Maker as has been reasonably requested by the Holder. The Holder shall be provided the opportunity to discuss such materials and the current operations of Maker generally with its executive and financial officers, its legal counsel and its independent accountants and to ask questions and satisfy itself as to the accuracy of the information contained in such materials. The Holder covenants and agrees by acceptance hereof that the Holder shall, prior to the conversion of this Note, confirm in writing that it has had access to the type of information concerning Maker as would be required in a registration statement on Form S-1 or such other Form as is appropriate at the time.

                  (d) DATE OF CONVERSION. If any certificate for Common Shares is issued to the Holder, the Holder shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which this Note (or a certificate in lieu thereof) was surrendered for conversion and any applicable taxes were paid, irrespective of the date of issue or delivery of the share certificate(s), except that if the date of such surrender and payment is a date when the stock transfer books of Maker are closed, the Holder shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

                  (e) REPRESENTATIONS AND DELIVERIES REQUIRED OF THE HOLDER. The Holder shall not have the right to convert this Note, and Maker shall not be obligated to deliver shares of Common Stock as provided herein, unless the Holder represents and warrants, and agrees with Maker in writing (a) that the shares of Common Stock to be delivered to the Holder upon conversion of this Note are being acquired by the Holder for its account, for investment and not with a view to or for resale or transfer in connection with the distribution thereof, and not with any present intention of distributing or reselling such shares of Common Stock, and (b) that the Holder will not sell, transfer, pledge or otherwise dispose of any shares of Common Stock unless the sale or other disposition thereof is pursuant to an effective registration statement under the Act (which includes a definitive prospectus meeting the requirements of Section 10(a) of the Act) or the Holder has established to the satisfaction of Maker that no such registration is required under the Act or the rules and regulations in effect thereunder.




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                  (f) RESERVATION OF COMMON SHARES. Maker shall reserve and at all times hold and keep available, free of preemptive rights, for the purpose of providing for the conversion of this Note then outstanding and in effect, such number of Common Shares (or other shares substituted therefor as hereinbefore provided) as shall, from time to time, be sufficient for such conversion of this Note.

                  (g) EXPENSES. All expenses of conversion, including the costs of issuance of certificates, shall be borne by Maker.

                  (h) REGISTRATION RIGHTS. Holder shall have the rights to request registration of the shares of Common Stock issued hereunder in accordance with the provisions of Exhibit A attached hereto and made a part hereof.

         8. NEW SENIOR CREDIT FACILITY. In the event that Maker refinances or replaces its senior credit facility with ING, Maker will endeavor using commercially reasonable efforts to have that new lender repay as much of the principal balance due under this Note as is reasonably possible pursuant to terms which are reasonably acceptable to Maker and Holder. At the time of such repayment, if any, the Maker and Holder may renegotiate the terms of this Note.

         9. GOVERNING LAW AND SEVERABILITY. The provisions of this Note shall be construed according to the laws of the State of New York without regard to conflict of laws principles. If any provision hereof is in conflict with any statute or rule of law of the State of New York or is otherwise unenforceable for any reason whatsoever, then such provision shall be ineffective to the extent of such invalidity, and shall be deemed separable from and shall not invalidate any other provision of this Note.

         10. BINDING EFFECT. This Note shall be shall be binding upon Maker and Maker's successors and assigns.


                                  NORTH COAST ENERGY, INC.
                                  ("Maker")

                                  /s/ Omer Yonel
                                  -------------------------------------
                                  Name:  Omer Yonel
                                  Title: Chief Executive Officer
Maker's Address:

North Coast Energy, Inc.
1993 Case Parkway
Twinsburg, Ohio 44087



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ACKNOWLEDGED, CONSENTED AND AGREED,
this 17th day of March, 2000:


NUON INTERNATIONAL PROJECTS, B.V.
as Holder


By: /s/ A. Goedmakers
   ------------------------------
    Name:  A. Goedmakers
    Title: Director




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